Exhibit 99.1

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352–7777
Transcat Reports 46.2% Increase in Operating Income on Record Net Revenue for Fourth Quarter Fiscal 2010
•	Product sales increased 20.5% and generated $0.7 million in operating profit

•	Service segment revenue grew 30.6% and generated $0.6 million in operating profit

•	Net income increased by 56.3% to $0.9 million

•	Significant liquidity: Generated $5.6 million in cash from operations in fiscal 2010
ROCHESTER, NY, May 20, 2010 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair and weighing system services, today reported financial results for its 2010 fiscal fourth quarter ended March 27, 2010.
Net revenue in the fourth quarter of fiscal 2010 was $23.5 million, an increase of 24.1% when compared with net revenue of $19.0 million in the fourth quarter of fiscal 2009. Service segment net revenue, which represented 37.5% of total net revenue, increased $2.1 million, or 30.6%, to $8.8 million in the fourth quarter of fiscal 2010, when compared with net revenue of $6.7 million in the prior year fourth quarter. Product segment net sales, representing the Company’s distribution business, were $14.7 million for the fourth quarter of fiscal 2010, an increase of $2.5 million, or 20.5%, when compared with net sales of $12.2 million in the same period of the prior fiscal year.
Net income was $0.9 million, or $0.12 per diluted share, in the fourth quarter of fiscal 2010, an increase from net income of $0.6 million, or $0.07 per diluted share, for the same period of the prior fiscal year. Net income was positively impacted by increased operating profits in excess of 40% in both of the Company’s Product and Service segments.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “We delivered outstanding results for the fourth quarter of fiscal 2010, reflective of the inherent strength of Transcat’s business strategy. The depth of our product and service offerings, coupled with our operational discipline, positioned us to better withstand a challenging macroeconomic environment, and to ultimately continue to build on the evidence of economic recovery we saw initiated in our third quarter.” Mr. Hadeed added, “Fourth quarter net revenue of $23.5 million is a record for the Company. Gross margin expansion in our Product segment and increased service volume were leveraged into significantly stronger operating and net income.”
Fourth Quarter Fiscal 2010 Review
On January 27, 2010, the Company acquired United Scale & Engineering Corporation (“United”), which is headquartered in Milwaukee, WI, with locations in Madison and Green Bay. United is Wisconsin’s largest independent supplier and servicer of industrial scales and weighing systems, serving Wisconsin, Northern Illinois and Upper Michigan. Strategically, the acquisition expands Transcat’s footprint in the Midwest and provides an additional cash-generating business. The Company’s results for the fourth quarter of fiscal 2010 include eight weeks of operations for United.
In the fourth quarter of fiscal 2010, gross profit was $6.4 million, or 27.3% of net revenue, compared with $5.0 million, or 26.6% of net revenue, in the same period of the prior fiscal year. Both the Product and Service segments contributed to the increase in gross profit, with respective increases of 29.1% and 25.4% for the quarter.
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Transcat Reports 46.2% Increase in Operating Income on Record Net
Revenue for Fourth Quarter Fiscal 2010
Page 2 – May 20, 2010
The Company increased service gross profit by $0.5 million, inclusive of a $0.4 million incremental increase in performance-based management bonus and profit sharing expense in cost of services sold, in the fourth quarter of fiscal 2010. The Company’s management bonus and profit sharing programs, which compensate employees on an annual basis based upon achievement of company objectives, were negatively impacted in fiscal 2009 due to the unanticipated and dramatic decline of the economy in the latter part of the fiscal year.
Selling, marketing and warehouse expenses increased $0.6 million, or 24.7%, to $3.2 million in the fourth quarter of fiscal 2010 when compared with the same period of the prior fiscal year. Administrative expenses increased $0.3 million, or 21.0%, in the fourth quarter. These increases were primarily related to incremental management bonus and profit sharing expense in the fourth quarter of fiscal 2010 compared with the same period of the prior year. As a percentage of net revenue, total operating expenses held steady at 13% and 8%, respectively, reflecting the Company’s continued commitment to contain costs.
Operating income for the fourth quarter of fiscal 2010 was $1.4 million, or 5.8% of net revenue, an increase of 46.2% when compared with $0.9 million, or 4.9% of net revenue, in the fourth quarter of fiscal 2009. The increase was primarily the result of higher gross profit in both the Service and Product segments. The effective tax rate in the fourth quarter of fiscal 2010 was 35.4%.
Product and Service Segment Review
Transcat is uniquely positioned to serve the pharmaceutical and FDA-regulated, energy/utility and chemical process industries as well as industrial manufacturing and other industries through its ability to bundle a broad variety of premium grade, handheld test and measurement instruments with quality calibration services and repair capabilities for its customers through its distribution operations in New York and Oregon and its 12 Calibration Centers of Excellence in the United States, Canada and Puerto Rico. Its automated calibration tracking and management systems, its breadth of calibration disciplines and product lines, and its refined product delivery systems enable it to rapidly respond to its customers’ requirements for quick turn-around times, which it believes provides a competitive advantage. Transcat’s recent acquisition of United has provided entry into both the distribution and service segments of the industrial scale and weighing systems marketplace in the Wisconsin, Northern Illinois and Upper Michigan areas and strengthens its geographic presence in the Midwest.
Product Segment
Through its Product segment, Transcat markets and distributes national and proprietary brand instruments to nearly 14,000 global customers. The Company offers access to more than 25,000 test and measurement instruments. The Product segment primarily uses direct mail marketing and the Company’s website to market to end-users as well as to resellers.
Product segment net sales increased $2.5 million, or 20.5%, to $14.7 million in the fourth quarter of fiscal 2010 compared with $12.2 million in the same period of the prior fiscal year. The growth was driven by increased customer demand as the economy continued to recover. Overall, the total volume of orders placed in the fourth quarter of fiscal 2010 increased by 17.9% from the same period of the prior fiscal year. In addition, the Company reduced the outstanding balance of pending product shipments by $0.8 million from the end of the third quarter of fiscal 2010 to the end of the fourth quarter of by early recognition of the need to accelerate purchases to make up for extended lead times from manufacturers.
Average Product segment sales per day were $230 thousand in the fourth quarter of fiscal 2010 compared with $191 thousand in the same period of the prior fiscal year. Sales of the Company’s products over its website increased 6.2% to $1.2 million in the fourth quarter of fiscal 2010 compared with $1.1 million in the same period of the prior fiscal year.
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Transcat Reports 46.2% Increase in Operating Income on Record Net
Revenue for Fourth Quarter Fiscal 2010
Page 3 – May 20, 2010
Product segment gross profit in the fourth quarter of fiscal 2010 was $3.8 million, or 25.7% of net product sales, compared with $2.9 million, or 24.0% of net product sales, in the fourth quarter of fiscal 2009. Gross margin for the Product segment is a function of a number of factors including volume, market channel mix, manufacturers’ rebates, product mix and discounts to customers. The primary driver of the 170 basis point increase in gross margin in the fourth quarter of fiscal 2010 compared with the same period of the prior fiscal year was $0.2 million in earned vendor point-of-sale rebates. Vendor point-of-sale rebates are based on Product segment sales growth on a year-over-year basis. The Company did not qualify for this type of rebate in the fourth quarter of fiscal 2009.
Product segment operating income was $0.7 million, or 5.1% of net product sales, in the fourth quarter of fiscal 2010 compared with $0.5 million, or 4.1% of net product sales, in the same period of the prior fiscal year.
Service Segment
Transcat’s customers purchase calibration services for the purpose of measurably reducing their risk of product or process failures that can be caused by inaccurate measurements. Transcat annually performs more than 145,000 calibrations at its 12 Calibration Centers of Excellence or at its customers’ locations.
Service segment net revenue was $8.8 million in the fourth quarter of fiscal 2010, a $2.1 million, or 30.6% increase, compared with $6.7 million in the same period of the prior fiscal year. During the fourth quarter of fiscal 2010, services provided to the wind energy industry were $1.0 million, an increase of $0.9 million when compared with $0.1 million in the fourth quarter of fiscal 2009. Revenue from the wind energy industry represented 11.8% of total service revenue for the fourth quarter of fiscal 2010. In addition, revenue generated from the Company’s traditional Service segment customer base increased by $0.9 million, primarily as a result of the expansion of our existing customer base. The United acquisition contributed $0.3 million in Service segment net revenue in the fiscal 2010 fourth quarter.
The Company’s strategy has been to focus its capital and marketing investments in the electrical, temperature, pressure and dimensional disciplines. Historically, 15% to 20% of Service segment revenue is generated from outsourcing customer equipment to third-party vendors for calibration beyond the Company’s chosen scope of capabilities. In the fourth quarter of fiscal 2010, the Company’s staff of technicians generated 75.9% of Service segment revenue, while 21.6% was subcontracted to third-party vendors. The increased percentage of work performed by third-party vendors was primarily attributable to specific services provided to the wind energy industry which fall outside the Company’s current scope of business. The Company will continue to evaluate the need for capital investments that could provide more in-house capabilities for its staff of technicians and reduce the need for third-party vendors in certain instances.
Service segment gross profit in the fourth quarter of fiscal 2010 was $2.6 million, an increase of 25.4% from $2.1 million in the same period of the prior fiscal year. Despite the increase in Service segment gross profit, the Company’s fourth quarter of fiscal 2010 service margin declined 120 basis points when compared with the same period in the prior fiscal year. The primary driver of the service margin decline was the recognition of an incremental $0.4 million in performance-based management bonus and profit sharing expense in the fourth quarter of fiscal 2010. In addition, margin expansion was somewhat limited as third-party vendor calibrations contributed a significant portion of the revenue growth and the incremental revenue from United was primarily offset by associated incremental service costs.
Service segment operating income was $0.6 million for the fourth quarter of fiscal 2010, an improvement of $0.2 million over last year’s fourth quarter operating income.
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Transcat Reports 46.2% Increase in Operating Income on Record Net
Revenue for Fourth Quarter Fiscal 2010
Page 4 – May 20, 2010
Fiscal 2010 Year-End Review
Net revenue for fiscal 2010 was $81.1 million, an increase of 7.5% when compared with net revenue of $75.4 million for fiscal 2009. Fiscal 2010 included eight weeks of operations for United. Fiscal 2009 included thirty-two weeks of operations of Westcon, Inc., which the Company acquired on August 14, 2008.
Product segment net sales were $53.1 million for fiscal 2010, an increase of 3.2% when compared with $51.5 million in the same period of the prior fiscal year. Sales to wind energy customers in fiscal 2010 accounted for 8.8%, or $4.7 million, of net product sales. Product sales generated over the Company’s website were $4.2 million in fiscal 2010, an increase of 13.0% when compared with $3.7 million in fiscal 2009.
Service segment net revenue of $27.9 million in fiscal 2010 increased 16.6% compared with net revenue of $23.9 million in fiscal 2009. Approximately 7.6% was associated with the wind energy industry.
Gross margin was 23.8% for fiscal 2010 compared with 24.9% in fiscal 2009. Product segment gross margin was 23.4% and 25.4% for fiscal years 2010 and 2009, respectively. The year-over-year decrease was primarily a result of aggressive pricing during the economic recession. Service segment gross margin was 24.5% in fiscal 2010 compared with 23.7% in the prior fiscal year. Despite the increase of 80 basis points, margin expansion was somewhat limited during fiscal 2010 due to the volume of revenue growth attributed to third-party vendor repairs and calibrations, primarily to wind energy customers, and incremental performance-based management bonus and profit sharing expense in fiscal 2010.
Operating expenses increased $0.9 million, or 5.3%, in fiscal 2010 when compared with the prior fiscal year. Increased performance-based management bonus and profit sharing expenses contributed $0.6 million, or 73.4% of the overall annual increase. Exclusive of this increase, the remaining year-over-year increase in operating expense was 1.4%, an indication of the Company’s continued commitment to control costs. As a percent of total net revenue, operating expenses declined 40 basis points to 20.9%. Operating income in fiscal 2010 was $2.4 million, or 2.9% of net revenue, a decrease of $0.3 million, compared with $2.7 million, or 3.6% of net revenue, in fiscal 2009. Fiscal 2010 operating income was comprised of $2.3 million of operating income from the Product segment and $0.1 million of operating income from the Service segment. Transcat noted that since 2005, this was the first fiscal year in which the Service segment generated operating income. This was attributable to the Company having achieved a sufficient level of revenue to utilize its calibration capacity developed over the last several years, in order to provide the requisite scale and geographic reach to meet the needs of Fortune 100 level customers.
Total other expense was $0.1 million in fiscal 2010, an improvement of 41.3%, when compared with $0.2 million in the prior year. The decrease was the result of lower interest expense and reduced foreign currency losses.
Net income was $1.5 million, or $0.19 per diluted share, in fiscal 2010, a decrease of $0.1 million compared with $1.6 million, or $0.21 per diluted share, in fiscal 2009.
In reflecting upon fiscal 2010, Mr. Hadeed added, “Looking back over the year, our results clearly show the earnings power of Transcat. Despite macroeconomic challenges, we grew net revenue in both operating segments, and we were profitable throughout the downturn and have emerged stronger, due to our operating and fiscal discipline. Year-over-year first half comparisons were obviously unfavorably impacted by the economy, while our year-over-year second half reflected solid performance resulting in record net revenue in the fourth quarter. The growing contribution from our strategic investments in the wind energy industry mitigated some of the economic effects in the first half and strengthened our results in the second. We continued to make appropriate investments to support our growth plans, including our acquisition of United and capital investments to further develop our technical capabilities. Importantly, we funded these investments in measurable part with cash generated from operations.”
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Transcat Reports 46.2% Increase in Operating Income on Record Net
Revenue for Fourth Quarter Fiscal 2010
Page 5 – May 20, 2010
Balance Sheet and Cash Management
Net cash generated from operations was $5.6 million in fiscal 2010 compared with $3.8 million in the prior fiscal year. The incremental cash was used to repay long-term debt, which decreased by $1.0 million during the fiscal year. In the fourth quarter of fiscal 2010, $1.9 million was used to acquire United. In the third quarter of fiscal 2010, the Company used $0.6 million for the repurchase of 143,000 shares of common stock from the beneficiaries of a former Board member’s estate at a price of $4.45 per share. In addition, $1.1 million of the cash generated was used in the second quarter of fiscal 2010 to make a contingent payment relating to the Company’s acquisition of Westcon, Inc., as certain revenue and gross profit criteria were achieved under the terms of that acquisition.
Capital expenditures were $1.1 million in fiscal 2010 and were primarily used for additional laboratory capabilities and information technology. This was a decrease of $0.6 million when compared with the capital expenditures in fiscal 2009.
Inventory at the end of fiscal 2010 was $5.9 million, an increase of $0.3 million when compared with the $5.6 million of inventory at the end of the third quarter of fiscal 2010 and an increase of $1.0 million compared to the inventory at the end of fiscal 2009. The increase was partly due to inventory acquired in the acquisition of United as well as a strategic decision made by the Company to maintain higher inventory levels of specific, higher-volume products, in support of greater sales growth and in an effort to reduce future backorder issues similar to those experienced at times during fiscal 2010.
Expectations for Fiscal 2011
Mr. Hadeed concluded, “With an expanded service capability and product portfolio, Transcat is strategically positioned to further capitalize on the industry’s requirements for high quality calibration and repair services and a convenient, cost-competitive source for a broad inventory of handheld test and measurement equipment. Looking ahead to fiscal 2011, we anticipate that our quarterly performance should result in strong first half comparisons that will moderate in the second half to be more in line with our previously communicated organic growth rates of low to mid single digit growth in our Product segment and low double digit growth in our Service segment. More significantly, we expect that as our top line expands, we will continue to realize the significant leverage available in our Service segment and our bottom line should expand at an appreciably greater rate. Capital spending, excluding any potential acquisitions, is expected to be in the range of $1.5 million to $2.0 million in fiscal 2011.”
ABOUT TRANSCAT
Transcat, Inc. is a leading global distributor of professional grade handheld test and measurement instruments and accredited provider of calibration and repair services primarily for the pharmaceutical and FDA-regulated, industrial manufacturing, energy and utilities, chemical manufacturing, and other industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to nearly 14,000 global customers. The Company offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, parts inspection, production model engineering and repair services across the United States, Canada and Puerto Rico through its 12 strategically located Calibration Centers of Excellence. Transcat’s calibration laboratories are ISO-9001:2000 registered and the scope of accreditation to ISO/IEC 17025 is believed to be one of the broadest in the industry. Transcat’s recent acquisition of United has also provided entry into both the Distribution and Service segments of the industrial scales and weighing systems marketplace in the Wisconsin, Northern Illinois and Upper Michigan areas.
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
More information about Transcat can be found on its website at: www.transcat.com
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Transcat Reports 46.2% Increase in Operating Income on Record Net
Revenue for Fourth Quarter Fiscal 2010
Page 6 – May 20, 2010
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Deborah Pawlowski, Investor Relations
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
Financial Tables Follow
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Transcat Reports 46.2% Increase in Operating Income on Record Net
Revenue for Fourth Quarter Fiscal 2010
Page 7 – May 20, 2010
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	(Unaudited)
	Fourth Quarter Ended		For the Years Ended
	March 27,	March 28,	March 27,	March 28,
	2010	2009	2010	2009

Product Sales	$14,719	$12,215	$53,143	$51,480
Service Revenue	8,816	6,749	27,918	23,939

Net Revenue	23,535	18,964	81,061	75,419

Cost of Products Sold	10,932	9,281	40,701	38,410
Cost of Services Sold	6,172	4,641	21,066	18,261

Total Cost of Products and Services Sold	17,104	13,922	61,767	56,671

Gross Profit	6,431	5,042	19,294	18,748

Selling, Marketing and Warehouse Expenses	3,151	2,526	10,682	9,935
Administrative Expenses	1,910	1,579	6,231	6,127

Total Operating Expenses	5,061	4,105	16,913	16,062

Operating Income	1,370	937	2,381	2,686

Interest Expense	29	30	63	100
Other (Income) Expense, net	(4)	(1)	35	67

Total Other Expense	25	29	98	167

Income Before Income Taxes	1,345	908	2,283	2,519
Provision for Income Taxes	476	352	832	963

Net Income	$869	$556	$1,451	$1,556

Basic Earnings Per Share	$0.12	$0.08	$0.20	$0.21
Average Shares Outstanding	7,279	7,381	7,352	7,304

Diluted Earnings Per Share	$0.12	$0.07	$0.19	$0.21
Average Shares Outstanding	7,476	7,521	7,549	7,469
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Transcat Reports 46.2% Increase in Operating Income on Record Net
Revenue for Fourth Quarter Fiscal 2010
Page 8 – May 20, 2010
TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 27,	March 28,
	2010	2009
ASSETS
Current Assets:
Cash	$123	$59
Accounts Receivable, less allowance for doubtful accounts of $82 and $75 as of March 27, 2010 and March 28, 2009, respectively	11,439	8,981
Other Receivables	418	119
Inventory, net	5,906	4,887
Prepaid Expenses and Other Current Assets	915	774
Deferred Tax Asset	566	380

Total Current Assets	19,367	15,200
Property and Equipment, net	4,163	4,174
Goodwill	10,038	7,923
Intangible Assets, net	1,234	1,091
Deferred Tax Asset	533	635
Other Assets	378	368

Total Assets	$35,713	$29,391

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$8,798	$4,748
Accrued Compensation and Other Liabilities	3,171	1,757
Income Taxes Payable	251	215

Total Current Liabilities	12,220	6,720
Long-Term Debt	2,532	3,559
Other Liabilities	704	493

Total Liabilities	15,456	10,772

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,698,450 and 7,656,358 shares issued as of March 27, 2010 and March 28, 2009, respectively; 7,279,668 and 7,380,576 shares outstanding as of March 27, 2010 and March 28, 2009, respectively	3,849	3,828
Capital in Excess of Par Value	9,357	8,606
Accumulated Other Comprehensive Income	382	320
Retained Earnings	8,304	6,853
Less: Treasury Stock, at cost, 418,782 and 275,782 shares as of March 27, 2010 and March 28, 2009, respectively	(1,635)	(988)

Total Shareholders’ Equity	20,257	18,619

Total Liabilities and Shareholders’ Equity	$35,713	$29,391

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Transcat Reports 46.2% Increase in Operating Income on Record Net
Revenue for Fourth Quarter Fiscal 2010
Page 9 – May 20, 2010
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Years Ended
	March 27,	March 28,
	2010	2009
Cash Flows from Operating Activities:
Net Income	$1,451	$1,556
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	35	246
Depreciation and Amortization	2,080	1,897
Provision for Accounts Receivable and Inventory Reserves	133	304
Stock-Based Compensation Expense	579	666
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(2,453)	1,418
Inventory	(669)	836
Prepaid Expenses and Other Assets	(707)	(694)
Accounts Payable	3,639	(1,585)
Accrued Compensation and Other Liabilities	1,529	(789)
Income Taxes Payable	32	(39)

Net Cash Provided by Operating Activities	5,649	3,816

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(1,128)	(1,775)
Payments of Contingent Consideration	(1,094)	–
Business Acquisitions, net of cash acquired	(1,917)	(5,641)

Net Cash Used in Investing Activities	(4,139)	(7,416)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(1,001)	3,199
Payments on Other Debt Obligations	(26)	(10)
Issuance of Common Stock	201	239
Repurchase of Common Stock	(647)	–
Excess Tax Benefits Related to Stock-Based Compensation	4	44

Net Cash (Used in) Provided by Financing Activities	(1,469)	3,472

Effect of Exchange Rate Changes on Cash	23	(21)

Net Increase (Decrease) in Cash	64	(149)
Cash at Beginning of Period	59	208

Cash at End of Period	$123	$59

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Transcat Reports 46.2% Increase in Operating Income on Record Net
Revenue for Fourth Quarter Fiscal 2010
Page 10 – May 20, 2010
TRANSCAT INC.
FISCAL 2010 FOURTH QUARTER
ADDITIONAL INFORMATION
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended	$	%
	March 27, 2010	March 28, 2009	Change	Change
Products
Net sales	$14,719	$12,215	$2,504	20.5%

Gross profit	3,787	2,934	853	29.1%
Margin	25.7%	24.0%

Operating income	746	504	242	48.0%
Margin	5.1%	4.1%

Services
Net revenue	$8,816	$6,749	$2,067	30.6%

Gross profit	2,644	2,108	536	25.4%
Margin	30.0%	31.2%

Operating income	624	433	191	44.1%
Margin	7.1%	6.4%

Consolidated
Net revenue	$23,535	$18,964	$4,571	24.1%

Gross profit	6,431	5,042	1,389	27.5%
Margin	27.3%	26.6%

Operating income	1,370	937	433	46.2%
Margin	5.8%	4.9%
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Transcat Reports 46.2% Increase in Operating Income on Record Net
Revenue for Fourth Quarter Fiscal 2010
Page 11 – May 20, 2010
TRANSCAT INC.
FISCAL YEAR 2010
ADDITIONAL INFORMATION
Business Segment Data
(Dollars in thousands)

	Year ended	Year ended
	March 27, 2010	March 28, 2009	$ Change	% Change
Products
Net sales	$53,143	$51,480	$1,663	3.2%

Gross profit	12,442	13,070	(628)	(4.8%)
Margin	23.4%	25.4%

Operating income	2,287	3,448	(1,161)	(33.7%)
Margin	4.3%	6.7%

Services
Net revenue	$27,918	$23,939	$3,979	16.6%

Gross profit	6,852	5,678	1,174	20.7%
Margin	24.5%	23.7%

Operating Income (loss)	94	(762)	856	112.3%
Margin	0.3%	(3.2%)

Consolidated
Net revenue	$81,061	$75,419	$5,642	7.5%

Gross profit	19,294	18,748	546	2.9%
Margin	23.8%	24.9%

Operating income	2,381	2,686	(305)	(11.4%)
Margin	2.9%	3.6%
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Transcat Reports 46.2% Increase in Operating Income on Record Net
Revenue for Fourth Quarter Fiscal 2010
Page 12 – May 20, 2010
TRANSCAT INC.
ADDITIONAL INFORMATION
In the following tables, certain customers have been reclassified in prior periods to conform to the current period presentation
PRODUCTS SEGMENT SALES BY MARKET CHANNEL
(Amounts in thousands)
(Unaudited)

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Direct	$8,469	$9,282	$10,757	$11,072	$39,580	74.5%
Reseller	2,628	2,521	4,226	3,411	12,786	24.1%
Freight Billed to Customers	171	167	203	236	777	1.5%

Total Product Sales	$11,268	$11,970	$15,186	$14,719	$53,143

	FY 2009
					FY 2009	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Direct	$9,117	$9,209	$10,175	$9,408	$37,909	73.6%
Reseller	2,996	3,541	3,647	2,638	12,822	24.9%
Freight Billed to Customers	198	209	173	169	749	1.5%

Total Product Sales	$12,311	$12,959	$13,995	$12,215	$51,480

PRODUCT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2010
					FY 2010
	Q1	Q2	Q3	Q4	YTD Total
Number of business days	64	63	61	64	252
Total product sales	$11,268	$11,970	$15,186	$14,719	$53,143
Sales per day	$176	$190	$249	$230	$211

	FY 2009
					FY 2009
	Q1	Q2	Q3	Q4	YTD Total
Number of business days	64	63	62	64	253
Total product sales	$12,311	$12,959	$13,995	$12,215	$51,480
Sales per day	$192	$206	$226	$191	$203
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Transcat Reports 46.2% Increase in Operating Income on Record Net
Revenue for Fourth Quarter Fiscal 2010
Page 13 – May 20, 2010
PRODUCTS SEGMENT SALES BY REGION
(Amounts in thousands)
(Unaudited)

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
United States	$9,732	$10,324	$13,121	$12,410	$45,587	85.8%
Canada	811	872	1,164	1,515	4,362	8.2%
Other International	554	607	698	558	2,417	4.5%
Freight Billed to Customers	171	167	203	236	777	1.5%

Total	$11,268	$11,970	$15,186	$14,719	$53,143

	FY 2009
					FY 2009	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
United States	$10,237	$10,876	$12,311	$10,444	$43,868	85.2%
Canada	955	959	998	889	3,801	7.4%
Other International	921	915	513	713	3,062	5.9%
Freight Billed to Customers	198	209	173	169	749	1.5%

Total	$12,311	$12,959	$13,995	$12,215	$51,480

SERVICE SEGMENT REVENUE BY TYPE
(Amounts in thousands)
(Unaudited)

	FY 2010
					FY 2010
	Q1	Q2	Q3	Q4	YTD Total	% of Total
Depot/On-site	$4,710	$5,045	$4,877	$6,688	$21,320	76.4%
Outsourced	1,079	1,319	1,591	1,907	5,896	21.1%
Freight Billed to Customers	151	161	169	221	702	2.5%

Total Service Revenue	$5,940	$6,525	$6,637	$8,816	$27,918

	FY 2009
					FY 2009
	Q1	Q2	Q3	Q4	YTD Total	% of Total
Depot/On-site	$4,478	$4,441	$4,705	$5,482	$19,106	79.8%
Outsourced	911	1,065	1,093	1,064	4,133	17.3%
Freight Billed to Customers	153	145	199	203	700	2.9%

Total Service Revenue	$5,542	$5,651	$5,997	$6,749	$23,939

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